As filed with the Securities and Exchange Commission on September 24, 2024

Registration No. 333-236485

Registration No. 333-254452

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S–8 Registration Statement No. 333-236485

Form S–8 Registration Statement No. 333-254452

UNDER
THE SECURITIES ACT OF 1933

_______________________

KLDiscovery Inc.

(Exact name of registrant as specified in its charter)

_______________________

Delaware	61-1898603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9023 Columbine Road

Eden Prairie, MN 55347

(703) 288-3380

(Address of Principal Executive Offices) (Zip Code)

KLDISCOVERY INC. 2019 INCENTIVE AWARD PLAN

(Full title of the plan)

Christopher Weiler

KLDiscovery Inc.

9023 Columbine Road

Eden Prairie, MN 55347

(Name and address of agent for service)

(703) 288-3380

(Telephone number, including area code, of agent for service)

Copies to:

John Owen

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Tel: (212) 468-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

KLDiscovery Inc., a Delaware corporation, (the “Company”), is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 1 to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to terminate the effectiveness of the Registration Statements and to deregister any and all shares of the Registrant's Class A common stock, par value $0.0001 per share (the “Common Stock”) for issuance under the KLDiscovery Inc. 2019 Incentive Award Plan (the “2019 Plan”) which remain unsold as of the date hereof:

•
Registration Statement No. 333-236485, filed with the SEC on February 18, 2020, registering a total of 7,500,000 shares of Common Stock for issuance under the 2019 Plan; and
•
Registration Statement No. 333-254452, filed with the SEC on March 18, 2021, registering a total of 6,379,353 shares of Common Stock for issuance under the 2019 Plan.

As previously disclosed, on August 14, 2024, the Company completed a series of transactions that effectuated a financial restructuring of the Company’s capital structure and reduced the Company’s indebtedness (the “Restructuring”). In connection with the Restructuring, the offering pursuant to the Registration Statements is being terminated. Following effectiveness of this Post-Effective Amendment No. 1, the Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC providing notice of suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.

In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities that were registered but unsold or otherwise unissued under each of the Registration Statements as of the date hereof.

The foregoing description of the Restructuring does not purport to be complete and is subject to, and qualified in its entirety by, the Transaction Support Agreement dated as of July 3, 2024, by and among the Company, the holders of all of the Company’s 8.00% convertible debentures due 2024, the Company’s secured lenders, and certain holders of equity interests in the Company, and the Exchange Agreement dated as of July 3, 2024, by and among the Company and the holders of all of the Company’s 8.00% convertible debentures due 2024, which are attached as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, Minnesota, on September 24, 2024.

KLDISCOVERY INC.

By:	/s/ Christopher J. Weiler
Christopher J. Weiler
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statements has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher J. Weiler
Christopher J. Weiler	Chief Executive Officer (Principal Executive Officer) and Director	September 19, 2024
/s/ Dawn Wilson
Dawn Wilson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 19, 2024

/s/ Kevin F. Griffin Kevin F. Griffin	Director	September 19, 2024

/s/ Dale Stohr
Dale Stohr	Director	September 19, 2024

/s/ Lee Sienna
Lee Sienna	Director	September 19, 2024

/s/ Antony Waszkiewicz
Antony Waszkiewicz	Director	September 19, 2024